Exhibit 99.1

1st Detect Corporation 401 Congress, Suite 1650 Austin, Texas 78701 512.485.9530 fax: 512.485.9531 www.1stDetect.com
FOR IMMEDIATE RELEASE
1st Detect Receives $1.8 Million Investment for Commercialization of Chemical Detector
Austin, Texas, March 3, 2010 — 1st Detect Corporation announced today it is the recipient of a $1.8 million investment from the Texas Emerging Technology Fund (TETF). The investment will go toward commercialization of 1st Detect’s portable mass spectrometer, used to detect residues and vapors from a wide range of chemicals, including explosives, chemical warfare agents, toxic chemicals, and volatile organic compounds.
“Now more than ever, companies are looking to Texas as the best state in the nation to foster and grow innovative technologies thanks to our skilled and educated workforce and investments from the TETF,” Gov. Perry said. “This investment in 1st Detect will help make the detection of harmful substances more accurate and cost efficient, and will be an important tool for a variety of industries, from security to medicine.”
1st Detect Corporation was initially formed by Astrotech Corporation to commercialize miniature-mass spectrometer technology first developed for the International Space Station. 1st Detect created the Miniature Chemical Detector (MCD), a product that revolutionizes the chemical detection market by combining the performance of a mass spectrometer in a small, easily portable package. The broadband nature of the instrument, as well as the extreme performance provided by the ion trap architecture, makes the 1st Detect MCD an ideal detection tool for a variety of applications, including security, healthcare and industrial markets.
“With this investment from the TETF, we will be able to continue developing a technology that has the potential to make a great impact in the safety of our troops and our nation,” said John Porter, Chief Executive Officer for the Company. “This technology has the potential to greatly enhance the ability of law enforcement and the military to detect chemical and explosive threats by increasing the accuracy of chemical detection by orders of magnitude.”
The commercialization award will be used to finalize product design of the chemical detector and market it to the security, healthcare, and industrial sectors. 1st Detect plans on converting their early prototype into a working field model that can be deployed in a wide variety of applications. 1st Detect is currently partnered with The University of North Texas, which will supply expertise in product miniaturization, as well as developmental testing support.
About 1st Detect Corporation
1st Detect Corporation was initially formed by Astrotech Corporation (Nasdaq: ASTC) to commercialize miniature-mass spectrometer technology first developed for the International Space Station (ISS). 1st Detect offers the Miniature Chemical Detector, a breakthrough device in mass spectrometry that fills a niche by being highly accurate, lightweight, portable, durable and inexpensive. The 1st Detect ion trap based design is roughly the size of a shoe box, weighs approximately 15 pounds, and can be operated with battery power. Additionally, the Miniature Chemical Detector is capable of detecting residues and vapors from explosives, chemical warfare agents, toxic chemicals, food and beverage contamination, illicit drugs and pollution. It is also very sensitive, accurate, and fast which provides orders of magnitude better informing power than competing products. For more information about 1st Detect, please see our website at www.1stDetect.com

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
1st Detect Corporation
512.485.9520
shaywood@1stdetect.com
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